Exhibit 10.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE WILMINGTON TRUST CORPORATION SHAREHOLDERS LITIGATION	: :	CONSOLIDATED C.A. No. 5958-VCL

MEMORANDUM OF UNDERSTANDING

The parties to the putative consolidated class action filed in the Delaware Court of Chancery (the "Court"), captioned In re Wilmington Trust Corporation Shareholders Litigation, C.A. No. 5958-VCL (Del. Ch.) (the "Class Action"), by and through their respective attorneys, have reached an agreement in principle providing for the settlement of the Class Action (the "Settlement") on the terms and subject to the conditions set forth in this Memorandum of Understanding ("MOU"):
WHEREAS, on November 1, 2010, Wilmington Trust Corporation ("Wilmington Trust" or the "Company") announced that it had entered into a definitive Agreement and Plan of Merger (the "Merger Agreement"), dated October 31, 2010, with M&T Bank Corporation ("M&T"), pursuant to which Wilmington Trust will be merged with and into MTB One, Inc., a subsidiary of M&T ("Merger Sub"), and each of the Company's outstanding shares of common stock will be converted into the right to receive 0.051372 shares of M&T common stock (the "Merger");
WHEREAS, on November 5, 2010, plaintiff Medich filed his complaint captioned Medich v. Wilmington Trust Corporation, et al., C.A. No. 5958 (Del. Ch.) (the "Medich Action") challenging the Merger;

WHEREAS, on November 5, 2010, plaintiff Yi filed his complaint captioned Yi v. Wilmington Trust Corporation, et al., C.A. No. 5959 (Del. Ch.) (the "Yi Action") challenging the Merger;
WHEREAS, on November 9, 2010, plaintiff Burie filed his complaint captioned Burie v. Foley, et al., C.A. No. 5970 (Del. Ch.) (the "Burie Action") challenging the Merger;
WHEREAS, by Order dated December 8, 2010, the Court consolidated the Medich Action, Yi Action, and Burie Action under the caption In re Wilmington Trust Corporation Shareholders Litigation, C.A. No. 5958-VCL (Del. Ch.);
WHEREAS, on December 10, 2010, plaintiffs filed a verified amended and consolidated class action complaint (the "Complaint") naming Wilmington Trust, M&T, Merger Sub, Donald E. Foley, Carolyn S. Burger, Louis J. Freeh, Robert V.A. Harra, Jr., Gailen Krug, Rex L. Mears, Robert W. Tunnell, Jr. and Susan D. Whiting (collectively, "Defendants");
WHEREAS, on December 13, 2010, plaintiffs sent a demand letter to Defendants;
WHEREAS, on December 20, 2010, Defendants moved to dismiss the Complaint;
WHEREAS, on February 9, 2011, plaintiffs moved for expedited proceedings;
WHEREAS, on February 15, 2011, the parties entered into a letter agreement providing for expedited discovery;
WHEREAS, on February 11, 15, 21, and 24, 2011, Defendants provided to counsel for plaintiffs certain minutes, presentations, and other confidential materials;
WHEREAS, on February 21, 2011, plaintiffs made additional disclosure demands;

WHEREAS, on February 23, 2011, plaintiffs deposed Louis Freeh, lead independent director for Wilmington Trust;
WHEREAS, on February 24, 2011, Defendants provided counsel for plaintiffs in the Class Action, on a confidential basis, with a draft of a Form 8-K providing additional disclosures regarding the Merger (the "Draft 8-K") that Wilmington Trust might be willing to make in settlement of the Class Action;
WHEREAS, on February 25, 2011, counsel for plaintiffs requested that certain additional and revised disclosures be made in the Draft 8-K prior to it being filed with the SEC in advance of the special meeting of Wilmington Trust stockholders to vote on the Merger;
WHEREAS, on March 3, 2011, after additional negotiations, the parties reached an agreement in principle to settle the Class Action on the basis that Defendants will make certain additional and revised disclosures on Form 8-K (the "Revised 8-K");
WHEREAS, plaintiffs' counsel have determined that a settlement of the Class Action on the terms reflected in this MOU is fair, reasonable, adequate, and in the best interests of Wilmington Trust  and its stockholders;
WHEREAS, Defendants, to avoid the costs, disruption, and distraction of further litigation, and without admitting the validity of any allegations made in the Class Action, or any liability with respect thereto, have concluded that it is desirable that the claims against them be settled on the terms reflected in this MOU;
WHEREAS, Defendants maintain that they have violated no disclosure obligations or committed any breach of duty whatsoever in connection with the Merger;
NOW, THEREFORE, as a result of the foregoing and the negotiations among counsel to the parties, the parties to the Class Action have agreed in principle to settle the Class Action on the terms and conditions set forth below:

1.        In consideration for the settlement and dismissal with prejudice of the Class Action and the releases provided herein, Defendants will make certain additional and revised disclosures as set forth in the Revised 8-K attached hereto as Exhibit A.
2.        Counsel for the parties to the Class Action will use their best efforts to negotiate and execute an appropriate Stipulation of Settlement (the "Stipulation") and such other documentation as may be required to obtain final approval of the Settlement in the Court, and the dismissal of the Class Action upon the terms outlined in this MOU (collectively, the "Settlement Documents").
3.        The Stipulation shall provide, among other things:
a.           For the conditional certification of the Class Action, for settlement purposes only, as a class action pursuant to Court of Chancery Rules 23(a), 23(b)(1), and 23(b)(2), of a non-opt out class consisting of all record and beneficial owners of common stock of Wilmington Trust during the period beginning on and including the close of business on October 31, 2010, through and including the date of the consummation of the Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them (the "Class").  Defendants, members of their immediate families, and affiliates of Defendants will be excluded from the Class.
b.           For the complete discharge, dismissal with prejudice, settlement and release of, and an injunction barring, all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, expenses, costs, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Class Action or in any court, tribunal or proceeding (including, for the avoidance of doubt, any claims arising under federal or state statutory or common law, and claims of fraud, fraudulent inducement, breach of any duty, violations of securities laws or any state disclosure law, and negligence) by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against Defendants (or any one of them) and/or any of their respective families, parent entities, associates, affiliates, or subsidiaries, and each and all of their respective past or present officers, directors, stockholders, partners, members, managers, representatives, employees, financial or investment advisors, consultants, accountants, attorneys, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners, personal or legal representatives, estates, administrators, predecessors, successors and assigns (collectively, the "Released Persons"), whether or not any such Released Person was named, served with process or appeared in the Class Action, which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, transactions, matters, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth in, referred to or otherwise related to any of the petitions or complaints filed in the Class Action, or any allegations therein, the Merger, the Merger Agreement and/or any related agreements, the adequacy of the Merger consideration, the negotiations preceding the Merger and the Merger Agreement, the fiduciary obligations of any of Defendants or Released Persons in connection with the Merger, or the disclosure obligations of any of Defendants or Released Persons in connection with the Merger, including but not limited to the Draft 8-K, the Revised 8-K, and the definitive Proxy Statement/Prospectus filed on a Form S-4 Registration Statement by Defendants with the SEC (the "Settled Claims"), provided, however, that the Settled Claims shall not include any claims to enforce the Settlement and that the Settled Claims shall not include the claims asserted in Pipefitters Local 537 Annuity Fund v. Wilmington Trust Corporation, et al., C.A. No. 10-990-LPS (D. Del.), Rooney v. Wilmington Trust Corporation, et al., C.A. No. 10-995-LPS (D. Del.), Elzagha v. Wilmington Trust Corporation, et al., C.A. No. 10-1020-LPS (D. Del.), Outten, et al., v. Wilmington Trust Corporation, et al., C.A. No. 10-1114-LPS (D. Del.) and Gray v. Wilmington Trust Corporation, et al., C.A. No. 11-00101-LPS (D. Del.).
c.           A statement that (i) the release contemplated by the Stipulation shall extend to claims that the members of the Class do not know or suspect to exist at the time of the release, which if known, might have affected their decision to enter into the release; (ii) the members of the Class shall be deemed to relinquish, to the extent it is applicable, and to the full extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code, and (iii) the members of the Class shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542.
d.           A statement that Defendants shall fully, completely, finally, and forever release, relinquish and discharge plaintiffs and plaintiffs' counsel from all claims, including unknown claims, arising out of or relating to the institution, prosecution, settlement, or resolution of the Class Action (provided, however, that this release, relinquishment and discharge shall not include claims by the parties hereto to enforce the terms of the Settlement or Stipulation).
e.           That in the event the Settlement does not become final for any reason Defendants reserve the right to oppose certification of the Class in future proceedings.

f.           Defendants have denied and continue to deny they have committed or attempted to commit any violations of law or breached any duty owed to Wilmington Trust and/or its stockholders.
g.           That the failure of the Court to approve a request for attorneys' fees and expenses in whole or in part shall have no effect on the Settlement set forth in the Stipulation.
4.         Pending negotiation, execution and Final Approval of the Stipulation by the Court, counsel to the parties in the Class Action agree to stay the Class Action, not to initiate any proceedings other than those incident to effecting the Settlement itself, not to seek any interim relief in favor of any member of the Class and to seek to remove or withdraw any pending requests for interim relief (including, but not limited to, preliminary injunction motions in the Class Action).  The parties' respective times to respond to any filed or served pleadings or discovery requests are extended indefinitely. As used in this MOU, the term "Final Approval" means that the Delaware Court has entered a final order and judgment certifying the Class, approving the Settlement, dismissing the Class Action with prejudice on the merits (and with plaintiffs and their counsel agreeing not to pursue fees or costs against Defendants other than pursuant to paragraphs 5 and 8 below) and providing for such release language as set forth in paragraph 3 above; and that such final order and judgment is final and no longer subject to further appeal or review, whether by affirmance on or exhaustion of any possible appeal or review, writ of certiorari, lapse of time or otherwise.  The parties also agree to use their best efforts to prevent, stay or seek dismissal of or oppose entry of any interim or final relief in favor of any member of the Class in any other litigation against any of Defendants which challenges the Settlement, the Merger, including any transactions contemplated thereby, or otherwise involves, directly or indirectly, a Settled Claim.

5.         Notice of the proposed Settlement to members of the Class shall be provided by Defendants at their expense in a manner to be agreed upon by the parties, subject to the approval of the Court.
6.         This Settlement is subject to:  (a) the drafting and execution of the Settlement Documents, which the parties agree to undertake promptly in good faith; (b) the completion by plaintiffs of such confirmatory documentary discovery and depositions as the parties may agree upon or is ordered by the Court; (c) notice to members of the Class in a form and manner approved the Court; (d) certification of the Class, approval of the Settlement, and dismissal of the Class Action with prejudice and without awarding costs to any party except pursuant to Paragraphs 5 and 8 hereof, and (e) consummation of the Merger.  This MOU shall be null and void and of no force and effect should any of the conditions set forth herein not be met.  In such event, this MOU shall not be deemed to prejudice in any way the positions of the parties with respect to the Class Action nor to entitle any party to the recovery of costs and expenses intended to implement this MOU, and neither the existence of this MOU nor its contents shall be admissible in evidence or shall be referred to for any purpose in the Class Action or in any other litigation or judicial proceeding.
7.         Defendants have denied, and continue to deny, that any of them has committed or threatened to commit any violations of law or breaches of duty to plaintiffs, the Class or anyone else.  Defendants are agreeing to a settlement solely because it will eliminate the uncertainty, distraction, burden and expense of further litigation.
8.         Following the negotiation of all other terms of the agreement in principle to settle the Class Action set forth herein, the parties negotiated at arms' length and in good faith the amount of the attorneys' fees, costs and expenses to be paid to plaintiffs' counsel by Defendants, subject to approval by the Court.  The parties have agreed that plaintiffs may seek an award of attorneys' fees to plaintiffs' counsel and reimbursement of actual costs and expenses in the sum of $475,000.00 in the aggregate for their services in the Class Action, and that Defendants will not oppose such an award within those parameters.  Notwithstanding the foregoing, any decision by the Court to award attorneys' fees and expenses in a lesser amount shall in no way void this MOU.  Defendants and/or their successors-in-interest and/or their insurer shall pay the amount awarded by the Court, up to and including the sum of $475,000.00, within ten (10) business days after the later of (i) fulfillment of all the conditions to the Settlement or (ii) the date on which the Order and Final Judgment is entered, subject to plaintiffs' counsel's joint and several obligations to make appropriate refunds or repayments to the Company or its successors in interest if, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the fee or cost award is lowered.  If all conditions to the Settlement are not satisfied, no Defendant shall be contractually obligated to pay attorneys' fees and/or expenses to plaintiffs' counsel pursuant to this paragraph or otherwise.
9.          This MOU may be executed in multiple counterparts by any of the signatories hereto, including by facsimile, and as so executed shall constitute one agreement.
10.        This MOU will be executed by counsel for the parties to the Class Action, each of whom represents and warrants as to authority from that counsel's respective client(s) to enter into this MOU and bind the client(s) thereto.
11.        This MOU and the Settlement contemplated by it shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to Delaware's conflicts of laws rules.  Each of the parties (a) irrevocably submits to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this MOU, the Settlement and/or the Stipulation, (b) agrees that all claims in respect of such suit, action or proceeding shall be brought, heard and determined exclusively in the Delaware Court of Chancery (provided that, in the event that subject matter jurisdiction is unavailable in that court, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in Wilmington, Delaware), (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any action or proceeding arising out of or relating to this MOU, the Settlement and/or the Stipulation in any other court, and (e) expressly waives, and agrees not to plead or to make any claim that any such action or proceeding is subject (in whole or in part) to a jury trial.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this paragraph.  Each of the parties further agrees to waive any bond, surety or other security that might be required of any other party with respect to any action or proceeding, including an appeal thereof.  Each of the parties further consents and agrees that process in any suit, action or proceeding may be served on such party by certified mail, return receipt requested, addressed to such party or such party's registered agent in the state of its incorporation or organization.
12.        This MOU may be modified or amended only by a writing signed by the signatories hereto.
13.        This MOU shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and assigns.
DATED: March 3, 2011

For the Company and Director Defendants:

/s/ Robert S. Saunders
Robert S. Saunders (ID No. 3027)
SKADDEN, ARPS, SLATE,
MEAGHER & FLOM LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
(302) 651-3000

For the M&T Defendants:

/s/ Elena C. Norman
Elena C. Norman (ID No. 4780)
YOUNG CONAWAY STARGATT
& TAYLOR, LLP
1000 North West Street
P.O. Box 391
Wilmington, Delaware 19801
(302) 571-6600

For the Plaintiffs:

/s/ Brian D. Long
Brian D. Long (ID No. 4347)
RIGRODSKY & LONG, P.A.
919 N. Market Street, Suite 980
Wilmington, Delaware 19801
(302) 295-5310